EXHIBIT 10.48

June 18, 2004

Bruce E.MacMillan.

Dear Bruce:

On behalf of Kosan Biosciences Incorporated (“Kosan” or the “Company”), I am pleased to extend to you an offer of employment for the position of Senior Vice President/General Counsel. In this position you will report to the Chief Executive Officer. This letter sets forth the terms and conditions of your employment with Kosan.

In this position you will serve as the chief legal advisor of the company, counseling management on the legal implications of all company activities, and serving as a Company officer, Corporate Secretary and member of the executive team. You will manage the legal functions of the organization including but not limited to the following: patent and copyright matters, coordination of legal matters handled by outside counsel, legal defense and prosecution of claims in litigation, pre-litigation dispute resolution and interpretation and preparation of legal documents and reports.

Your monthly salary will be $20,416 ($245,000 on an annualized basis). You will be eligible to participate in all benefit plans and programs available to executives at your level. Your coverage under Kosan’s current benefit plans will become effective on your first day of full-time work at Kosan (your “start date”). Normal business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, and you will not be eligible for overtime pay. You will work at Kosan’s headquarters in Hayward, California. Your start date will be as soon as you can arrange it, but no later than June 21, 2004.

As soon as you accept this offer, I will recommend to the Board of Directors that you be granted an option to purchase 200,000 shares (ISOs to maximum extent permitted) of Kosan Common Stock under the Kosan Stock Option Plan (the “Plan”). The option shares will vest over four years, with one-fourth vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years as provided in the Plan. This option grant is subject to the approval of the Board and your execution of our standard Stock Option Agreement. The exercise price will be equal to the fair market value of the stock on the date the Board or the Compensation Committee approves the stock option, to be effective not later than your first day of employment unless otherwise agreed.

You will also be eligible to participate in our bonus plan under which you can earn up to 25% of your annual salary based on achieving your goals and objectives and the Company achieving its corporate goals and objectives as approved by the board of Directors and subject to the terms of the plan.

As a condition of your employment, you must carefully review, sign, and comply with the enclosed Employee Proprietary Information and Invention Assignment Agreement. Also as a condition of your employment, you agree to abide by the Company’s policies and procedures, as adopted from time to time, and to refrain from any activities that conflict with your obligations to the Company. You represent that you do not have any agreements with any third parties (e.g., former employers), including but not limited to noncompetition or proprietary information agreements, that will conflict with or limit your ability to discharge your duties to Kosan. You agree that, in the course of your work for Kosan, you will not make any unauthorized use or disclosure of any proprietary information or materials of any third party (e.g., a former employer).

Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

If your employment with Kosan is terminated involuntarily (or voluntarily with Good Reason) within the first twelve (12) months of employment for any reason other than Cause, you will be provided six (6) months of severance (minus appropriate payroll/tax deductions) in the form of salary continuation plus a pro-rated portion of your target bonus, provided that you sign a general release of claims in a form reasonably satisfactory to Kosan. As used in this letter agreement “Cause” shall mean (i) any breach by you of this agreement or your other obligations to the Company under the Employee Proprietary Information and Invention Assignment Agreement which is not cured within 30 days after written notice of breach is provided to you by the Company, (ii) your conviction of a felony or crime involving moral turpitude, (iii) theft, dishonesty or willful neglect, misconduct or misrepresentation in connection with, or in the course of, carrying out your duties and responsibilities, or (iv) gross insubordination or gross refusal to perform reasonable and lawful directives from your superiors, which you fail to correct within 30 days after written notice; “Good Reason shall mean (i) a substantial reduction in your annual base salary; (ii) a substantial reduction in your package of benefits and incentives (except for changes which are consistent with changes made for all Company executives); (iii) any substantial diminution of your duties, responsibilities, or authority (including change of reporting structure), or (iv) relocation of your place of employment resulting in a travel distance greater than thirty five miles from your current residence.

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, and before you can become a Kosan employee, you must provide appropriate documentation to prove both your identity and legal eligibility to be employed by Kosan. Acceptable forms of documentation are described on the attachment to this offer letter. Please be sure to bring this documentation with you on your first day of employment.

To aid in the rapid and economical resolution of disputes that may arise between us, you and Kosan agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this letter agreement, your employment with Kosan, or the termination of your employment with Kosan, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California, conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules. You acknowledge that by agreeing to this arbitration procedure, you and Kosan waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Kosan shall pay all JAMS’ arbitration fees. Nothing in this offer letter is intended to prevent either you or Kosan from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

This letter, (together with your Employee Proprietary Information and Inventions Agreement and any stock option grant agreement you receive) constitutes the complete and exclusive statement of your agreement with Kosan concerning the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be changed except in a written agreement, signed by you and a duly authorized officer of Kosan.

We are very excited at the prospect of your joining Kosan Biosciences and becoming a key contributor to our efforts. Please do not hesitate to contact Human Resources if you have any questions. This offer will remain open until June 18, 2004 at which time it will expire if not previously accepted in writing.

To indicate your acceptance of our offer, please sign and date one copy of this letter and the Employee Proprietary Information and Invention Assignment Agreement and return them to me.

Sincerely,

Kosan Biosciences, Incorporated	UNDERSTOOD AND ACCEPTED:

By:
	/s/ Daniel V. Santi	/s/ Bruce E. MacMillan
	Daniel V. Santi, M.D., Ph.D.	Bruce E. MacMillan, Esq.
Chairman and CEO
Date: June 18, 2004
cc:	Dorian Rinella
	V.P., Human Resources/Facilities	Date employment begins:
Email: rinella@kosan.com
June 21, 2004